Exhibit 99.1

Itron Announces Third Quarter 2012 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--November 1, 2012--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its third quarter and nine months ended September 30, 2012. Highlights include:

  Quarterly and nine month revenues of $504 million and $1.7 billion;
  Quarterly and nine month GAAP diluted net earnings per share of 89 cents and $2.31;
  Quarterly and nine month non-GAAP diluted net earnings per share of 97 cents and $3.04;
  Nine month cash flow from operations and free cash flow of $137 million and $103 million;
  Quarterly and nine month adjusted EBITDA of $68 million and $216 million;
  Twelve-month backlog of $592 million and total backlog of $1.1 billion; and
  Quarterly bookings of $459 million.

“Revenue for the third quarter was down year-over-year as expected due to the successful completion of several large OpenWay deployments in North America,” said LeRoy Nosbaum, Itron’s president and chief executive officer. “Base business revenues were flat year-over-year as we saw some softening in the U.S. market. While the macro environment may be challenging in the near term, I’m very encouraged with our progress on operating efficiencies, pace of product development and our competitive position in the field. We won a significant contract with Southern California Gas Company in the quarter. In addition, we have been selected at Los Angeles Department of Water and Power, City of San Diego’s Public Utilities Department and City Power Johannesburg – all great projects and highly competitive wins for Itron.”

Financial Results

Revenues were $504 million for the quarter and $1.7 billion for the first nine months of 2012, compared with $616 million and $1.8 billion in the same periods in 2011. Changes in foreign currency exchange rates unfavorably impacted revenue by $35 million for the quarter and $83 million for the first nine months of 2012. Excluding the impact from foreign currency, revenues for the quarter and nine month period decreased $76 million and $54 million compared with the same periods in 2011 primarily due to the completion of several OpenWay projects in North America. Higher revenue in the Water segment was offset by lower gas module shipments in North America and fewer shipments of Energy products in Asia Pacific.

Gross margin for the quarter was 34.1 percent compared with the prior year period margin of 28.8 percent. For the first nine months of 2012, gross margin was 33.3 percent compared with 30.9 percent in the prior year period. Gross margin improvement over the prior year for the quarter and first nine months driven by lower warranty costs in both the Energy and Water segments, which positively impacted gross margin by 5.4 percentage points in the quarter and 1.9 percentage points in the nine month period. Additionally, benefits from our restructuring actions and manufacturing efficiencies offset the impact of decreased volumes.

GAAP operating expenses were $126 million in the quarter and $420 million for the first nine months of 2012, compared with $674 million and $953 million in the same periods of 2011. The 2011 periods included a non-cash goodwill impairment charge of $540 million. The remaining operating expenses for the quarter decreased $8 million compared with the prior year due to a favorable impact of $9 million from changes in foreign currency rates, lower intangible asset amortization and restructuring costs offset by higher sales and marketing and product development costs. For the nine month period, the remaining operating expenses increased $7 million compared with the 2011 period due to increased global sales and marketing activity and product development efforts, partially offset by a favorable impact of $20 million from foreign exchange rate changes. GAAP operating income for the quarter and first nine months of 2012 was $46 million and $132 million, compared with an operating loss of $497 million and $399 million in the respective 2011 periods. Changes in foreign currency rates reduced operating income $1 million in the quarter and $3 million in the first nine months of 2012.

Net interest expense was $2.3 million for the quarter and $6.9 million for the nine month period compared with $10.6 million and $33.7 million in the same periods last year. The decrease in net interest expense was due to a reduced principal balance and lower effective interest rates due to a refinancing of bank debt in August 2011.

GAAP net income and diluted EPS for the quarter and nine month period was $35 million, or 89 cents per share, and $92 million, or $2.31 per share. This compares to a net loss of $517 million, or $12.70 per share, and $456 million, or $11.21 per share in the same periods in 2011. The 2012 net income for the quarter was positively impacted by decreased interest expense. The net income for the nine month period of 2012 was positively impacted by decreased interest expense which was partially offset by an increase in tax expense driven by discrete tax benefits recognized in the prior year.

Non-GAAP operating expenses exclude amortization of intangibles, restructuring charges, acquisition related expenses and the impairment of goodwill. Non-GAAP operating expenses for the quarter and nine month period increased $1 million and $14 million over the 2011 respective periods. Foreign currency favorably impacted non-GAAP operating expenses by $7 million in the quarter and $17 million in the first nine months of 2012. Excluding the impact of foreign currency, non-GAAP operating expenses increased for both periods due to increased global sales and marketing activity and product development. Non-GAAP operating income was $54 million and $176 million for the quarter and nine month period, compared with $60 million and $192 million in the same periods in 2011. Changes in foreign currency rates reduced non-GAAP operating income $3 million in the quarter and $6 million in the first nine months of 2012.

Non-GAAP net income and diluted EPS for the quarter and nine month period was $39 million, or 97 cents per share, and $122 million, or $3.04 per share. This compares to $38 million or 92 cents per share, and $127 million, or $3.10 per share in the same periods in 2011. The decrease in non-GAAP net income for the quarter was due to lower revenue, partially offset by improved gross margin and decreased interest expense. The decrease in non-GAAP net income for the nine month period was due to lower revenue, higher operating expenses and increased tax expense, partially offset by improved gross margin and decreased interest expense.

The company repurchased 342,415 shares of Itron common stock during the quarter at an average price of $43.00 per share pursuant to Board authorization to repurchase up to $100 million of Itron common stock beginning October 2011. During the quarter, the company announced that its Board of Directors approved the extension of the expiration date of the share repurchase program through February 15, 2013. As of September 30, 2012 the company had repurchased approximately 1.9 million shares of Itron common stock at an average price of $37.55 per share since inception of the program, representing 4.6 percent of total shares outstanding as of October 2011.

Financial Guidance Update

Itron’s updated guidance for the full-year 2012 is as follows:

  Revenue between $2.1 billion and $2.15 billion
  Non-GAAP diluted EPS between $3.60 and $3.80

The company’s guidance assumes a gross margin between 32 to 33 percent for the fourth quarter, a Euro to U.S. dollar average exchange rate of $1.28 for the fourth quarter, average shares outstanding of approximately 40 million for the year and a non-GAAP effective tax rate for the year of 26 percent.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results and guidance contained in this release at 8:30 a.m. Eastern Daylight Time (EDT) on November 1, 2012. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 15 minutes before the start of the call and are accessible on Itron’s website at www.itron.com under the Investors page. The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode 4476581.

About Itron

Itron is a global technology company. We build solutions that help utilities measure, monitor and manage energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement and control technology; communications systems; software; and professional services. With thousands of employees supporting nearly 8,000 utilities in more than one hundred countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. Join us in creating a more resourceful world, start here: www.itron.com.

Forward-Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2011 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$504,063	$615,555	$1,654,843	$1,791,647
Cost of revenues	332,266	438,559	1,103,196	1,237,722
Gross profit	171,797	176,996	551,647	553,925

Operating expenses
Sales and marketing	44,913	44,870	145,616	138,019
Product development	43,299	38,377	134,295	119,147
General and administrative	30,743	33,492	100,763	104,627
Amortization of intangible assets	11,929	16,013	35,867	47,807
Restructuring expense	(5,054)	1,096	3,455	3,003
Goodwill impairment	-	540,400	-	540,400
Total operating expenses	125,830	674,248	419,996	953,003

Operating income (loss)	45,967	(497,252)	131,651	(399,078)
Other income (expense)
Interest income	297	155	667	631
Interest expense	(2,551)	(10,796)	(7,594)	(34,330)
Other income (expense), net	(1,269)	(1,402)	(4,224)	(4,342)
Total other income (expense)	(3,523)	(12,043)	(11,151)	(38,041)

Income (loss) before income taxes	42,444	(509,295)	120,500	(437,119)
Income tax provision	(6,547)	(6,042)	(26,740)	(15,529)
Net income (loss)	35,897	(515,337)	93,760	(452,648)
Net income (loss) attributable to non-controlling interests	550	1,745	1,445	2,878
Net income (loss) attributable to Itron, Inc.	$35,347	$(517,082)	$92,315	$(455,526)

Earnings per common share - Basic	$0.90	$(12.70)	$2.32	$(11.21)
Earnings per common share - Diluted	$0.89	$(12.70)	$2.31	$(11.21)

Weighted average common shares outstanding - Basic	39,472	40,725	39,756	40,648
Weighted average common shares outstanding - Diluted	39,791	40,725	40,042	40,648

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Energy
Electricity	$226,552	$313,728	$794,496	$880,529
Gas	150,937	170,020	465,338	509,450
Total Energy	$377,489	$483,748	$1,259,834	$1,389,979
Water	126,574	131,807	395,009	401,668
Total Company	$504,063	$615,555	$1,654,843	$1,791,647

Gross profit
Energy	$125,503	$144,120	$409,057	$426,457
Water	46,294	32,876	142,590	127,468
Total Company	$171,797	$176,996	$551,647	$553,925

Operating income (loss)
Energy	$30,978	$(166,197)	$116,211	$(77,566)
Water	22,293	(321,191)	49,896	(290,582)
Corporate unallocated	(7,304)	(9,864)	(34,456)	(30,930)
Total Company	$45,967	$(497,252)	$131,651	$(399,078)

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Meters
Standard	4,110	4,910	13,610	14,850
Advanced and Smart	1,700	2,380	6,110	6,310
Total meters	5,810	7,290	19,720	21,160

Stand-alone communication modules
Advanced and Smart	1,500	1,560	5,050	4,840

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	September 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$91,474	$133,086
Accounts receivable, net	363,111	371,641
Inventories	201,775	195,837
Deferred tax assets current, net	58,866	58,172
Other current assets	102,195	81,618
Total current assets	817,421	840,354

Property, plant, and equipment, net	251,703	262,670
Deferred tax assets noncurrent, net	13,268	22,144
Other long-term assets	29,875	62,704
Intangible assets, net	247,636	239,500
Goodwill	687,432	636,910
Total assets	$2,047,335	$2,064,282

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$219,945	$246,775
Other current liabilities	62,250	53,734
Wages and benefits payable	82,405	93,730
Taxes payable	8,754	11,526
Current portion of debt	16,875	15,000
Current portion of warranty	32,834	52,588
Unearned revenue	41,255	37,369
Total current liabilities	464,318	510,722

Long-term debt	404,375	437,502
Long-term warranty	22,853	26,948
Pension plan benefit liability	63,041	62,449
Deferred tax liabilities noncurrent, net	21,307	31,699
Other long-term obligations	81,199	73,417
Total liabilities	1,057,093	1,142,737

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,294,990	1,319,222
Accumulated other comprehensive loss, net	(38,100)	(37,160)
Accumulated deficit	(282,822)	(375,137)
Total Itron, Inc. shareholders' equity	974,068	906,925
Non-controlling interests	16,174	14,620
Total equity	990,242	921,545
Total liabilities and equity	$2,047,335	$2,064,282

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Nine Months Ended September 30,
	2012	2011
Operating activities
Net income (loss)	$93,760	$(452,648)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,856	96,919
Stock-based compensation	14,319	12,401
Amortization of prepaid debt fees	1,176	5,365
Amortization of convertible debt discount	-	5,336
Deferred taxes, net	1,505	(1,410)
Goodwill impairment	-	540,400
Restructuring expense, non-cash	(4,841)	-
Other adjustments, net	(119)	(917)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	46,493	(21,940)
Inventories	(4,619)	(32,750)
Other current assets	(21,525)	(8,672)
Other long-term assets	1,624	(17,499)
Accounts payables, other current liabilities, and taxes payable	(39,368)	12,347
Wages and benefits payable	(16,869)	(28,018)
Unearned revenue	9,201	22,862
Warranty	(23,610)	28,028
Other operating, net	(1,980)	(6,003)
Net cash provided by operating activities	137,003	153,801

Investing activities
Acquisitions of property, plant, and equipment	(34,278)	(45,799)
Business acquisitions, net of cash equivalents acquired	(79,874)	(14,635)
Other investing, net	4,005	634
Net cash used in investing activities	(110,147)	(59,800)

Financing activities
Proceeds from borrowings	70,000	670,000
Payments on debt	(101,252)	(804,304)
Issuance of common stock	3,778	3,512
Repurchase of common stock	(40,700)	-
Other financing, net	(342)	(5,319)
Net cash used in financing activities	(68,516)	(136,111)

Effect of foreign exchange rate changes on cash and cash equivalents	48	2,147
Increase (decrease) in cash and cash equivalents	(41,612)	(39,963)
Cash and cash equivalents at beginning of period	133,086	169,477
Cash and cash equivalents at end of period	$91,474	$129,514

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, restructuring, acquisitions, goodwill impairment, amortization of debt placement fees and amortization of convertible debt discount. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, restructuring expense, acquisition related expenses and goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant, and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
NON-GAAP OPERATING INCOME - ENERGY
Energy - GAAP operating income (loss)	$30,978	$(166,197)	$116,211	$(77,566)
Amortization of intangible assets	8,735	11,600	26,077	34,647
Restructuring expense	(218)	1,017	3,536	1,934
Acquisition related expenses	1,348	-	1,828	-
Goodwill impairment	-	216,085	-	216,085
Energy - Non-GAAP operating income	$40,843	$62,505	$147,652	$175,100

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income (loss)	$22,293	$(321,191)	$49,896	$(290,582)
Amortization of intangible assets	3,194	4,413	9,790	13,160
Restructuring expense	(4,991)	67	(871)	556
Goodwill impairment	-	324,315	-	324,315
Water - Non-GAAP operating income	$20,496	$7,604	$58,815	$47,449

NON-GAAP OPERATING LOSS - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(7,304)	$(9,864)	$(34,456)	$(30,930)
Restructuring expense	155	12	790	513
Acquisition related expenses	44	-	2,962	-
Corporate unallocated - Non-GAAP operating loss	$(7,105)	$(9,852)	$(30,704)	$(30,417)

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$45,967	$(497,252)	$131,651	$(399,078)
Amortization of intangible assets	11,929	16,013	35,867	47,807
Restructuring expense	(5,054)	1,096	3,455	3,003
Acquisition related expenses	1,392	-	4,790	-
Goodwill impairment	-	540,400	-	540,400
Non-GAAP operating income	$54,234	$60,257	$175,763	$192,132

NON-GAAP OPERATING EXPENSE
Total Company - GAAP operating expense	$125,830	$674,248	$419,996	$953,003
Amortization of intangible assets	(11,929)	(16,013)	(35,867)	(47,807)
Restructuring expense	5,054	(1,096)	(3,455)	(3,003)
Acquisition related expenses	(1,392)	-	(4,790)	-
Goodwill impairment	-	(540,400)	-	(540,400)
Total Company - Non-GAAP operating expense	$117,563	$116,739	$375,884	$361,793

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss)	$35,347	$(517,082)	$92,315	$(455,526)
Amortization of intangible assets	11,929	16,013	35,867	47,807
Amortization of debt placement fees	398	2,924	1,161	5,086
Amortization of convertible debt discount	-	-	-	5,336
Restructuring expense	(5,054)	1,096	3,455	3,003
Acquisition related expenses	1,392	-	4,790	-
Goodwill impairment	-	540,400	-	540,400
Income tax effect of non-GAAP adjustments	(5,298)	(5,576)	(15,947)	(18,667)
Non-GAAP net income	$38,714	$37,775	$121,641	$127,439

Non-GAAP diluted EPS	$0.97	$0.92	$3.04	$3.10

Weighted average common shares outstanding - Diluted	39,791	41,033	40,042	41,049

ADJUSTED EBITDA
GAAP net income (loss)	$35,347	$(517,082)	$92,315	$(455,526)
Interest income	(297)	(155)	(667)	(631)
Interest expense	2,551	10,796	7,594	34,330
Income tax provision	6,547	6,042	26,740	15,529
Depreciation and amortization	27,585	32,620	81,856	96,919
Restructuring expense	(5,054)	1,096	3,455	3,003
Acquisition related expenses	1,392	-	4,790	-
Goodwill impairment	-	540,400	-	540,400
Adjusted EBITDA	$68,071	$73,717	$216,083	$234,024

FREE CASH FLOW
Net cash provided by operating activities	$44,613	$66,109	$137,003	$153,801
Acquisitions of property, plant, and equipment	(10,731)	(17,087)	(34,278)	(45,799)
Free Cash Flow	$33,882	$49,022	$102,725	$108,002

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
barbara.doyle@itron.com
or
Marni Pilcher, 509-891-3847
Director, Investor Relations
marni.pilcher@itron.com